                                                                  EXHIBIT 99.14



                        INCENTIVE STOCK OPTION AGREEMENT



                 THIS AGREEMENT is made and entered into as of this ____ day of ____________________, 199___ by and between INTERMED HEALTHCARE SYSTEMS INC. (the "Company"), a Delaware corporation, and KEVIN H. ARNER (the "Optionee").

                                   BACKGROUND

                 A. The Company has adopted the InterMed Healthcare Systems Inc. 1995 Stock Incentive Plan (the "Plan") for the purpose of securing and retaining the services of certain key employees of the Company, by providing incentive to those who are primarily responsible for the operations of the Company and for shaping and carrying out the long-range plans of the Company and aiding in its continued growth and financial success.

                 B. A Committee of the Board of Directors of the Company (the "Committee") has authorized the grant to Optionee of an incentive stock option (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) under Plan Sections 3.1 and 3.2 to purchase shares of the common stock, $.001 par value, of the Company ("Common Stock").

                 C. The Company and Optionee wish to confirm herein the terms, conditions, and restrictions of the option.

                 For and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree:

                                   SECTION 1
                          GRANT AND EXERCISE OF OPTION

                 1.1 Grant of Option. Subject to the terms, restrictions, limitations, and conditions stated herein and in the Plan, the Company hereby grants to Optionee an option (the "Option") to purchase _________________________________ (________) shares of Common Stock (the
"Option Shares"). The Option herein granted is intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The date on which this Option was granted by the Board of Directors of the Company pursuant to the Plan is ______________________, 199___ (the "Grant Date").

                 1.2      Exercise of Option.

                          (a)     The Option shall be exercisable during the
Option Period (as defined in Section 1.4) only to the extent of the number of Vested Shares, determined pursuant to the vesting schedule attached hereto as
Schedule I (the "Vesting Schedule"), unless the Committee waives the Vesting
Schedule in which case all Option Shares shall become fully vested.

                          (b)     The Option may be exercised with respect to
all or any portion of the Vested Shares at any time during the Option Period by the delivery to the Company, at its principal place of business, of (i) a written notice of exercise, in substantially the form attached hereto as Exhibit A, which shall be delivered to the Company no earlier than thirty (30) days and no later than ten (10) days prior to the date upon which Optionee desires to exercise all or any portion of the Option (the "Exercise Date"),
(ii) a certified check payable to the Company in the amount of the Exercise Price multiplied by the number of Option Shares being purchased (the "Purchase Price") or, at the discretion of the Committee, by delivery of a number of shares of Common Stock, which have been held by Optionee for at least six months, having a fair market value, as determined by the Committee, at least equal to the Purchase Price, and (iii) a certified check payable to the Company in the amount of all withholding tax obligations (whether federal, state or local), imposed on the Company by reason of the exercise of the Option, or the Withholding Election described in Section 1.2(c). Upon acceptance of such notice, receipt of payment in full, and receipt of payment of all withholding tax obligations, the Company shall cause a certificate representing the shares of Common Stock purchased to be issued and delivered to the Share Custodian pursuant to the instructions of Optionee as provided in Section 1.5.

                          (c)     In lieu of paying the withholding tax
obligation in cash, as described in Section 1.2(b)(iii), Optionee may elect to have the actual number of shares issuable upon exercise of the Option reduced by the smallest number of whole shares of Common Stock which, when multiplied by the fair market value of the Common Stock as of the date the Option is exercised, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the exercise hereof (the "Withholding Election"). Optionee may make a Withholding Election only if all of the following conditions are met:

                               (i)         the Withholding Election must be
made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit B attached hereto;

                              (ii)         any Withholding Election made will
be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election; and

                             (iii)         if Optionee is required to file
beneficial ownership reports pursuant to Subsection (a) of Section 16 of the Securities Exchange Act of 1934, at any time during the period in which the Option is exercisable, then the Withholding Election must be made either (A) at least six months prior to the Tax Date applicable to the exercise of the Option, or (B) prior to the Tax Date and in any ten-day period beginning on the third day following the release of the Company's quarterly or annual summary statement of sales and earnings.



                                     2.

                 1.3 Exercise Price. The price for each share of Common Stock for which the Option is exercised shall be $________ (the "Exercise Price"), and the Company has determined in good faith that such Exercise Price per share is not less than 110% of the fair market value per share of the Company.

                 1.4 Term and Termination of Option. Except as otherwise provided herein, the term of the Option (the "Option Period") shall commence on the Grant Date and terminate at 5:00 p.m. Eastern Time on the date of the first to occur of the following events:

                          (a)     the 5th anniversary of the Grant Date;

                          (b)     the Effective Date of Termination (as defined
below), unless the termination of employment is due to (i) termination by the Company without Cause (as defined in Section 3.14(b)), (ii) termination by the Company for Cause after five (5) years following the Grant Date, (iii) death or
(iv) Disability (as defined in Section 3.14(c)). In the event that termination is due to (i) or (ii) above, the Option Period shall be extended until thirty
(30) days following such event. In the event the termination is due to (iii) or (iv) above, the Option Period shall be extended until the first anniversary of Optionee's date of death or Disability. Unless otherwise determined by the Committee, the effective date of Termination of Employment (the "Effective Date of Termination") shall be the effective date of such termination stated in any notice of termination given by the Company or Optionee or in the event no such notice of termination is given by either the Company or Optionee, then the date on which Optionee last performs the duties of Optionee's employment or position with the Company.

                          (c)     The day immediately preceding the
consummation of a (i) dissolution or liquidation of the Company, (ii) merger of the Company into another corporation, or any consolidation, share exchange, combination, reorganization, or like transaction in which the Company is not the survivor, (iii) sale or transfer (other than a security for the Company's obligations) of at least a majority of the assets of the Company, or (iv) sale or transfer of 50% or more of the issued and outstanding Common Stock by the holders thereof in a single transaction or in a series of related transactions. The Company will provide written notice to Optionee of such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or sale, at least thirty (30) days prior to the closing of such transaction to permit Optionee to exercise the Option to the extent it is then exercisable.

                 For purposes of this Section, an "affiliate" means a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

Upon the expiration of the Option Period, this Option, and all unexercised rights granted to Optionee hereunder shall terminate, and thereafter be null and void.





                                       3.

                 1.5 Option Shares Held by the Share Custodian. Optionee hereby authorizes and directs the Company to deliver any share certificate issued by the Company upon exercise of this Option to the Secretary of the Company or such other officer of the Company as may be designated by the Committee (the "Share Custodian") to be held by the Share Custodian until the first to occur of (i) the closing of a transaction described in Section 1.4(c);
(ii) a Public Offering (as defined in Section 3.14(e)); or (iii) the exercise, waiver or termination of the right of the Company to repurchase the Option Shares upon the cessation of Optionee's employment by the Company pursuant to
Section 2.3. The Share Custodian shall deliver the certificates evidencing the Option Shares to:

                          (a)     Optionee, immediately prior to the closing of
(i) a Public Offering or (ii) one of the transactions described in Section
1.4(c);

                          (b)     Optionee, if the Company does not purchase
the Option Shares pursuant to Section 2.3 hereof, promptly after the waiver, expiration or termination of the Company's rights under Section 2.3;

                          (c)     the Company, if the Company purchases the
Option Shares pursuant to Section 2.3.

Optionee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Optionee with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Option Shares to the Company pursuant to Section 2.3, in the name, place, and stead of Optionee. The term of such appointment shall commence on the Grant Date and shall continue until the first to occur of the events described in clauses (a), (b), or (c) above. During the period that the Share Custodian holds the shares of Common Stock subject to this Section 1.5, Optionee shall be entitled to all rights applicable to shares of Common Stock not so held, provided, however, in the event the number of shares of Common Stock is increased or reduced by changing par value, split-up, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, and in the event of any distribution of Common Stock or other securities of the Company in respect of such shares of Common Stock, Optionee agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially purchased thereunder.

                 1.6 Rights as Stockholder. Optionee, or, if applicable, the Transferee (as defined in Section 3.14(g)) shall have no rights as a stockholder with respect to any shares covered by the Option until a stock certificate for the shares is issued in Optionee's name. No adjustment to the Option shall be made pursuant to Section 3.1 hereof for dividends paid or declared on or with respect to Common Stock in cash, securities other than Common Stock, or other property, for which the record date is prior to the date of exercise hereof.





                                       4.

                                   SECTION 2
                    RESTRICTION ON OPTION AND OPTION SHARES

                 2.1 Restrictions on Transfer of Option. The Option evidenced hereby is nontransferable other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of Optionee only by Optionee (or the Transferee, if one has been appointed in the event of Optionee's Disability).

                 2.2 Restrictions on Transfer of Option Shares. Any Option Shares acquired upon exercise of the Option shall be subject to the following restrictions:

                          (a)     Except for transfers made in compliance with
Section 2.2(b) below, or as otherwise required or permitted hereunder, none of the Option Shares may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by Optionee, or in the case of exercise of an Option by a Transferee, by such Transferee. The foregoing notwithstanding, the Committee may, but shall not be obligated to, approve the transfer of such Option Shares upon the condition that the transferee thereof execute and deliver to the Company such documents and agreements as the Company shall reasonably require to evidence the fact that the Option Shares to be owned, either directly or beneficially, by such transferee shall continue to be subject to all the restrictions set forth in this Section 2.2 and all applicable rights in favor of the Company set forth elsewhere herein, and that such transferee is subject to and bound by such restrictions and provisions. Any Option Shares transferred by bequest or by operation of the laws of descent and distribution shall remain subject to the restrictions set forth in this
Section 2.2 and all applicable rights in favor of the Company set forth elsewhere herein in the hands of any transferee thereof. Nothing contained herein, however, shall be deemed to impose any requirement that any transferee be an officer, director, or employee of or consultant to the Company.

                          (b)     Except as provided pursuant to any pledge
pursuant to Section 2.6, the Option Shares may be transferred by Optionee:

                               (i)         to a Transferee upon the death or
Disability of Optionee, provided that all such Option Shares shall remain subject to the restrictions set forth in this Section 2.2 and all applicable rights in favor of the Company set forth elsewhere herein in the hands of the Transferee and of any subsequent transferee of the Transferee:

                              (ii)         In a transaction described in
Section 1.4(c);

                             (iii)         after the expiration of the Holding
Period (as defined in Section 3.14(d)), if Optionee (or, if the Option Shares are owned or held by a Transferee, such Transferee) shall have complied with the right of first refusal described in subsection (iv) below.





                                       5.

                              (iv)         If Optionee (or, if the Option
Shares are owned or held by a Transferee, such Transferee) shall receive, after the Holding Period, a bona fide offer from a third party for such third party to purchase any Option Shares acquired upon exercise of this Option, which offer Optionee or such Transferee intends to accept, Optionee or such Transferee, as the case may be, before consummating the sale to such third party, shall notify the Company in writing of such offer, which notice shall state the number of Option Shares subject to such offer and the price and terms of payment offered by such third party. The Company shall have thirty (30) days after receipt by it of such notice within which to notify Optionee or such Transferee, as the case may be, in writing, of its election to purchase all the Option Shares which are the subject of such third party offer at the same price and upon the same terms of payment and conditions as are contained in such third party offer. Failure by the Company to give such written notice within such thirty (30) day period shall constitute a rejection of such offer by the Company. If the Company shall reject such offer or shall fail timely to accept such offer, or if after timely accepting such offer the Company shall fail timely to consummate the purchase of the Option Shares which are the subject of that offer, then Optionee or such Transferee, as the case may be, shall be free to sell the Option Shares which are the subject of such third party offer to the third party at the price and upon the same terms and conditions as are set forth in the third party offer, provided, however, if Optionee or such Transferee, as the case may be, does not consummate such sale to the third party within sixty (60) days after rejection by the Company of such offer or, if such offer is timely accepted by the Company, after failure of the Company timely to consummate such purchase, the Option Shares which were the subject of such third party offer or agreement shall once again become subject to the provisions of this Section 2.2(b), and any subsequent disposition of such Option Shares shall be made only after compliance with the terms of this
Section 2.2(b). If the Company timely accepts such offer, the consummation by the Company of the purchase of the Option Shares which are the subject of that offer shall be held at the offices of the Company not later than thirty (30) days following the date the Company gives written notice of its acceptance of such offer.

                 2.3 Company's Right to Purchase. During the Holding Period, the Company shall have the right, but not the obligation, to purchase from Optionee (or in the case where Option Shares are owned or held by a Transferee, such Transferee) all or any portion of the Option Shares acquired by Optionee or such Transferee upon exercise of this Option. Upon the death or Disability of Optionee, the Company shall be obligated to purchase from Optionee (or if held by a Transferee, such Transferee) all Option Shares acquired by Optionee upon exercise of this Option. The purchase price shall be the Call Price (determined in accordance with Section 2.4), multiplied by the number of Option Shares the Company is repurchasing. The Company shall exercise its right to repurchase pursuant to this Section 2.3 by giving written notice thereof to Optionee or such Transferee, as the case may be, which notice shall specify the Effective Date of Termination, and the number of Option Shares held by Optionee or such Transferee as to which the Company is exercising its repurchase right. The repurchase by the Company, and the sale by Optionee or such Transferee, as the case may be, of such Option Shares shall be consummated at a closing to be held at the offices of the Company not later than thirty (30) days following the date the Company gives written notice of its exercise of such repurchase right or one hundred twenty (120) days following the Effective Date of Termination





                                       6.

for any Termination of Employment as a result of the death or Disability of Optionee. If the purchase price for the Option Shares is less than or equal to $100,000, the purchase price shall be paid in cash or by the Company's certified check against delivery of the Option Shares being repurchased at closing. If the purchase price for the Option Shares is greater than $100,000, the first $100,000 payable by the Company shall be paid in cash or by certified check, and the balance due shall be paid by delivery of a promissory note payable quarterly in substantially equal installments over a period of five (5) years, bearing interest at the rate of interest announced publicly by Nations Bank of Atlanta in Atlanta, Georgia, from time to time, as its "Prime Rate", plus one (1%) percent, which promissory note shall be secured by a pledge of the Option Shares being purchased.

                 2.4 Determination of Call Price. If Optionee's employment with the Company is terminated for Cause within five (5) years of the Grant Date, the Call Price shall be the lesser of the Exercise Price or the Fair Market Value. In all other circumstances, the Call Price shall equal the Fair Market Value. As used herein, "Fair Market Value" of any Option Share means the fair market value of a share of Common Stock (on a fully diluted basis) as of the last day of the most recent fiscal quarter for which financial information is available, as determined in good faith by the Committee. In making such determination, the Committee may take into account factors that it, in good faith, deems relevant to such valuation, including the absence of a trading market, the minority status of the Option Shares, and such other facts and circumstances deemed material to the value of the Option Shares in the hands of Optionee. Optionee may confer with the independent auditors retained by the Company with respect to the reasonableness of the Call Price as determined by the Committee.

                 2.5 Noncompetition. As a condition to preserving the benefits provided by this Agreement, the Optionee agrees to refrain from either directly or indirectly, on the Optionee's own behalf or in the service or on behalf of others as a principal, partner, officer, director, manager, supervisor, administrator, consultant or employee engaged in any Business Competing with the business of the Company (as defined in Section 3.14(a)) while an employee of the Company and for a period ending one year from termination of employment for Cause, and for a period ending one year from termination of employment for Cause, and for a period ending nine (9) months following the Effective Date of Termination for any reason other than for Cause. In the event that the Committee determines in good faith that the Optionee has violated the provisions of this Section, then notwithstanding any other provisions contained in this Agreement, (i) the Optionee (or his heir, legatee or Transferee) shall forfeit any further right to exercise any unexercised portion of the Option; and (ii) any Option Shares previously exercised shall be immediately canceled, and the Company shall refund the lesser of the Purchase Price paid by the Optionee, without interest, or the then Fair Market Value of the Option Shares.

                 2.6 Pledging of Option Shares. If the Company incurs indebtedness and in connection therewith, at the time the Optionee exercises his Option, all other shareholders of the Company have either pledged their shares of Common Stock, or have been asked to pledge their shares of Common Stock for the benefit of certain lenders of the Company, the Optionee, if so reasonably requested by the Company, shall pledge any exercised Option Shares on the same





                                       7.

terms and conditions as the other shareholders of the Company and shall take such actions as may be required to accomplish the pledge as may be reasonably requested by the Company.

                 2.7 Termination of Restrictions. The restrictions contained in this Section 2 shall continue in effect, notwithstanding the earlier termination or expiration of this Agreement, until the first to occur of (i) a Public Offering or (ii) ten (10) years after the Effective Date of Termination.

                 2.8 Delivery of Certificate. At any closing of a purchase by the Company of Option Shares pursuant to Sections 2.2 or 2.3 hereof, a certificate representing the Option Shares purchased by the Company, duly endorsed for transfer to the Company, shall be delivered by the Share Custodian to the Company at the Closing, and upon receipt of the certificate, the Company shall pay the consideration for the Option Shares; provided that if the certificate representing the Option Shares purchased by the Company is not delivered, duly endorsed, to the Company at the Closing, the Company shall have the right to cancel such shares upon payment therefor by the Company.

                 2.9 Stockholder Agreement. The Company may, as a condition precedent to the issuance of any certificate evidencing Option Shares, require Optionee to execute a stockholder voting, or similar agreement if all other shareholders of the Company have either executed or been asked to execute such an agreement.

                                   SECTION 3
                               GENERAL PROVISIONS

                 3.1 Change in Capitalization. If the number of outstanding shares of the Common Stock shall be increased or decreased by a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend, or other similar capital adjustment, an appropriate adjustment shall be made by the Committee in the manner set forth in the Plan. All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

                 3.2 Legends. Each certificate representing the Option Shares purchased upon exercise of this Option shall be endorsed with the following legend and Optionee shall not make any transfer of the Option Shares without first complying with the restrictions on transfer described in such legend:

TRANSFER IS RESTRICTED

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN INCENTIVE STOCK OPTION AGREEMENT DATED MARCH 4, 1995, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.





                                       8.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION UNDER SUCH ACT COVERING SUCH SECURITIES, (2) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR (3) THE ISSUER RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

                 Optionee agrees that the Company may also endorse any other legends required by applicable federal or state securities laws.

                 The Company need not register a transfer of the Option Shares, and may also instruct its transfer agent, if any, not to register the transfer of the Option Shares unless the conditions specified in the foregoing legends are satisfied.

                 3.3      Removal of Legend and Transfer Restrictions.

                          (a)     Any legend endorsed on a certificate pursuant
to Section 3.2 hereof and the stop transfer instructions with respect to the Option shares shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Option Shares are registered under the Securities Act of 1933 and a prospectus meeting the requirements of
Section 10 of the Securities Act of 1933 is available.

                          (b)     The restrictions described in the second
sentence of the legend set forth in Section 3.2 hereof may be removed at such time as permitted by Rule 144(k) promulgated under the Securities Act of 1933.

                 3.4 Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Georgia, provided, however, no option may be exercised except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Optionee resides, and/or any other applicable securities laws.

                 3.5 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

                 3.6 Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered, if mailed by overnight delivery or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. In each case, each notice or other communication shall be





                                       9.

deemed to have been received on the earlier of the date of actual receipt or the date that is three (3) days after the date on which such notice or other communication was mailed or sent. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

                 3.7 Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

                 3.8 Entire Agreement. Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                 3.9 Violation. Any transfer, pledge, sale, assignment, or hypothecation of the Option or any portion thereof shall be violation of the terms of this Agreement and shall be void and without effect.

                 3.10 Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

                 3.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

                 3.12 No Employment Rights Created. Neither the establishment of the Plan nor the grant of the Option hereunder shall be construed as giving Optionee the right to continued employment with the Company.

                 3.13 Special Limitation on Exercise. Notwithstanding anything contained herein to the contrary, no purported exercise of the Option shall be effective without the written approval of the Company, which approval may be withheld if the exercise of this Option, together with the exercise of other previously exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Company, require the filing of a registration statement with the United States Securities and Exchange Commission, or with the securities commission of any state. The Company shall avail itself of any exemptions from registration contained in applicable federal and state securities laws which are reasonably available to the Company on terms which, in its sole and absolute discretion, it deems reasonable and not unduly burdensome or costly. If the Option cannot be exercised at the time it would otherwise expire due to the restrictions contained in this





                                      10.

Section 3.13, the exercise period may, upon request of Optionee, be extended for successive one-year periods until it can be exercised in accordance with this Section 3.13. Any attempt by the Optionee to exercise the Option that is not effective due to the restrictions contained in this Section 3.13 shall be deemed to be a request for a one-year extension period under the preceding sentence. Optionee shall deliver to the Company, prior to the exercise of the Option, such information representations, and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Option is being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws.

                 3.14 Certain Definitions. The capitalized terms listed below are used herein with the meaning thereafter ascribed:

                          (a)     "Business Competing with the Business of the
Company" means the business of research and development of healthcare information systems.

                          (b)     "Cause" shall have the same meaning as
provided in the employment agreement between Optionee and the Company on the date of Termination of Employment, or if no such definition or employment agreement exist, as provided in the shareholders' agreement to which Optionee is a party on the date of Termination of Employment, or if no such definition or shareholders' agreement exists, "Cause" means conduct amounting to (i) fraud or dishonesty against the Company, (ii) Optionee's willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Optionee's employment with the Company, (iii) repeated absences from work without a reasonable excuse, (iv) repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours, (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty against the Company, or (vi) a breach or violation of the terms of any employment or other agreement to which Optionee and the Company are party.

                          (c)     "Disability" shall have the same meaning as
provided in the employment agreement between Optionee and the Company on the date the Optionee ceases active work due to a disability, or if no such definition or employment agreement exist, as provided in the shareholders' agreement to which Optionee is a party on the date the Optionee ceases active work due to a disability, or if no such definition or shareholders' agreement exist, "Disability" means (i) the inability of Optionee to perform the duties of Optionee's employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration or (ii) Optionee shall be entitled to (x) disability retirement benefits under the federal Social Security Act or (y) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.





                                      11.

                          (d)     "Holding Period" means a one hundred eighty
day period which commences on the Effective Date of Termination.

                          (e)     "Public Offering" means the offering for sale
by the Company of securities of the same class as the Option Shares pursuant to a Registration Statement filed in accordance with the Securities Act of 1933, as amended, or any comparable law then in effect, and the effective date of any such Public Offering shall be the first day on which the securities covered thereby may lawfully be offered and sold pursuant to such Registration Statement.

                          (f)     "Termination of Employment" means the
termination of the employee-employer relationship between Optionee and the Company (and its parents and subsidiaries) for any reason, including, without limitation, a termination by resignation, discharge, death, Disability, or retirement, notwithstanding that severance or similar payments are made to Optionee. The Committee shall, in good faith and in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause.

                          (g)     "Transferee" means the estate, or the
executor or administrator of the estate of a deceased Optionee, or the personal representative of an Optionee suffering a Disability, if such a personal representative has been appointed.

                 IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.



                                                   INTERMED HEALTHCARE SYSTEMS,
                                                   INC.


                                                   By:
                                                       ------------------------

ATTEST:



----------------------

[CORPORATE SEAL]                                   KEVIN H. ARNER


                                                   ----------------------------





                                      12.